Exhibit 24(b)(8.48)
First Amendment to the Selling and Services Agreement and Participation Agreement

This First Amendment dated as of July 21, 2010 and effective April 1, 2010 by and between ING
Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING
Institutional”), ING Financial Advisers, LLC (“ING Financial”)(collectively “ING”), BlackRock Advisors,
LLC (“Company” or “Advisor”) and BlackRock Investments, LLC, the successor distributor to BlackRock
Investments, Inc. and BlackRock Distributors, Inc. (“Distributor”), is made to the Selling and Services
Agreement and Fund Participation Agreement dated as of October 5, 2006 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to add BlackRock Advisors, LLC to the Agreement; and

WHEREAS, the parties wish to replace Schedule A and Schedule B in their entirety.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1	.	ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING
Financial.

2	.	BlackRock Advisors, LLC (“Advisor”) is hereby added as a party to the Agreement. The parties agree that “, Advisor” or “or the Advisor” will be added to the agreement following all references to the Distributor with the exception of 12 (c)(1)(iv)

3	.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

		2.	Omnibus Account.

The parties agree that, with respect to each Fund, three omnibus accounts, each held in the name of the Nominee, shall be maintained (the “Account” or collectively, the
“Accounts”). One Account shall be maintained in connection with Plans for which ING
Life shall provide various operational and recordkeeping services, and a second Account shall be maintained in connection with Plans for which ING Institutional shall provide various operational and recordkeeping services. A third Account held in the name of
ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

4	.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

		4.	Operational and Recordkeeping Fees:

The provision of operational and recordkeeping services to contract owners or to the
Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Distributor or BlackRock Advisors, LLC.

The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING
Life or ING Institutional

5	.	The following is added as Section 12(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability partnership organized under the laws of the
State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

6. The following replaces Section 14(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Advisor:

BlackRock Advisors, LLC
Attn: Brian Schmidt
55 East 52nd Street
New York, NY 10055

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with a copy to:
Robert Connolly
General Counsel
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022

To Distributor:
BlackRock Investments, LLC
Attention: Frank Porcelli
40 East 52nd Street
New York, NY 10022

with a copy to:
BlackRock Investments, LLC
Attn: Rick Froio, Chief Compliance Officer
One Financial Center
Boston, MA 02110

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

7	.	The following paragraph is added under Section 14 “Miscellaneous” of the Agreement:

(k) The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are eligible for exemption from the assessment of any redemption fees described in the Fund’s prospectus and any redemptions will be subject to ING’s excessive trading policy, as provided in Exhibit II of the Agreement;
provided however that upon written request by Distributor, ING Life and ING
Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

8	.	Schedule B is hereby deleted and replaced by Schedule B attached hereto.

9	.	Schedule C, attached hereto, is hereby added to the Agreement.

10	.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

11	.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

[Signatures appear on following page.]

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ING FINANCIAL ADVISERS, LLC

By:	/s/ Michael Pise
Name:	Michael Pise
Title:	Vice President

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Scheiowitz, Attorney in Fact
Name:	Michelle Scheiowitz, Attorney in Fact
Title:	Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Lisa S. Gilarde
Name:	Lisa S. Gilarde
Title:	Vice President

BLACKROCK ADVISORS, LLC

By:	/s/ Brian Schmidt
Name:	Brian Schmidt
Title:	Managing Director

BLACKROCK INVESTMENTS, LLC

By:	/s/ Frank Porcelli
Name:	Frank Porcelli
Title:	Managing Director

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SCHEDULE A
For any additional separate accounts

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SCHEDULE B

List of Available Funds

All A, Service, Institutional and R class shares of the BlackRock open-end equity, fixed income, and index funds which are available for investment, pursuant to the terms of their applicable prospectus, are eligible for payment for providing operational and recordkeeping services under the compensation terms of this Agreement, with the exception of the exclusions listed below.
This Exhibit also contains specific classifications for payment terms for mixed asset funds. The parties agree to amend these exclusions and classifications as needed from time to time by mutual consent.

EXCLUDED FROM OPERATIONAL AND RECORDKEEPING PAYMENTS UNDER THE
TERMS OF THIS AGREEMENT

The following funds are excluded from payments for providing Operational Services under the terms of this Agreement-

BlackRock Open-End Funds
BlackRock Bond Allocation Target Shares (All Series)
BlackRock Money Market Funds:
BlackRock Money Market Portfolio
BlackRock Municipal Money Market Portfolio
BlackRock New Jersey Municipal Money Market Portfolio
BlackRock North Carolina Municipal Money Market Portfolio
BlackRock Ohio Municipal Money Market Portfolio
BlackRock Pennsylvania Municipal Money Market Portfolio
BlackRock Summit Cash Reserves Fund
BlackRock U.S. Treasury Money Market Portfolio
BlackRock Virginia Municipal Money Market Portfolio
Managed Account Series (All Series)

BlackRock Closed-End Funds
BlackRock Fixed Income Value Opportunities Fund
BlackRock Senior Floating Rate Fund, Inc.
BlackRock Senior Floating Rate Fund II, Inc.

Additional BlackRock Advised Funds
BlackRock Liquidity Funds (All Series)
FDP Series, Inc. (All Series)

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MIXED ASSET FUND CLASSIFICATIONS
The following mixed asset funds will be classified under the Agreement into the following categories:

Mixed Asset Funds classified and paid as EQUITY Funds

BlackRock Aggressive Growth Prepared Portfolio
BlackRock Asset Allocation Portfolio
BlackRock Balanced Capital Fund, Inc.
BlackRock Global Allocation Fund, Inc.
BlackRock Growth Prepared Portfolio
BlackRock Income Builder Portfolio
BlackRock Lifecycle Prepared Portfolio 2010
BlackRock Lifecycle Prepared Portfolio 2015
BlackRock Lifecycle Prepared Portfolio 2020
BlackRock Lifecycle Prepared Portfolio 2025
BlackRock Lifecycle Prepared Portfolio 2030
BlackRock Lifecycle Prepared Portfolio 2035
BlackRock Lifecycle Prepared Portfolio 2040
BlackRock Lifecycle Prepared Portfolio 2045
BlackRock Lifecycle Prepared Portfolio 2050
BlackRock Moderate Prepared Portfolio

Mixed Asset Funds classified and paid as FIXED INCOME Funds

BlackRock Conservative Prepared Portfolio
BlackRock Income Portfolio

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SCHEDULE C

Fee Schedule

Fee for Operational and Recordkeeping Services

(a) For the operational and recordkeeping Services described in Section 3 of this amendment that
ING provides to the accounts of Plan Participants in Plans that are eligible to purchase Shares of the
BlackRock fixed income portfolios (except index portfolios) BAL or its designee shall pay to ING an annual amount equal to the product of __ basis points (0.__%) and the average daily amount invested by such Plans in Shares of the fixed income portfolios.

(b) For the operational and recordkeeping Services described in Section 3 of this amendment that
ING provides to the accounts of Plan Participants in Plans that are eligible to purchase Shares of the
BlackRock equity portfolios (except index portfolios) BAL or its designee shall pay to ING an annual amount equal to the product of __ basis points (0.__%) and the average daily amount invested by such
Plans in Shares of the equity portfolios.

(c) For the operational and recordkeeping Services described in Section 3 of this amendment that
ING provides to the accounts of Plan Participants in Plans that are eligible to purchase Shares of the
BlackRock index portfolios BAL or its designee shall pay to ING an annual amount equal to the product of __ basis points (0.__%) and the average daily amount invested by such Plans in Shares of the index portfolios.

Invoices will be provided by ING to BAL. Payment shall be made by BAL or its designee quarterly following receipt of such invoice.

Please submit invoices to BAL at: NonStandard.Invoices@blackrock.com. The invoice will be submitted on a quarterly basis in a Microsoft Excel format and include the following information:

1. The total average daily net assets during the period covered by the invoice by Fund and Share Class
(ticker/CUSIP).
2. The basis point rate that applies to each account.
3. The subtotal amount due by Fund and Share Class (ticker/CUSIP).
4. The total amount due.
5. Invoice submitted on Service Organization letterhead.
6. Each invoice to include an invoice number.
7. Payment instructions (Wire/Check/ACH).
8. Contact information for the Service Organization

Invoices must be received in a timely manner. Any invoice which is received subsequent to six (6)
months after the time period covered by the invoice may be subject to non-payment. Additions or adjustments to previously received invoices submitted subsequent to three (3) months after the time period covered by the invoice may also be subject to non-payment.

Payment to ING for providing Operational and Recordkeeping Services under the compensation terms of this Agreement will be deferred for a given quarter on any Account that falls below the asset balance level at the end of a quarter, and will be paid in arrears when the Account reaches applicable asset balance level as of the end of a quarter. The asset balance level which applies to the preceding sentence is included in the “Note on Low Balance Accounts” Section (which is included in the Fund’s Rights section of each applicable Prospectus). ING will not receive payment for providing Operational and
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Recordkeeping Services under the compensation terms of this Agreement, as amended, for any closed account.

The parties acknowledge and agree that the assets and/or accounts covered under the terms of this
Agreement will not be subject to fees or any additional payment arrangements with BAL or its affiliates for Operational Services, sub-transfer agency, sub-accounting, networking services or for any similar services, other than as described herein. Service Organization represents and warrants that they are not invoicing BAL or its affiliates for duplicative fees as described in the preceding sentence. The parties agree that the assets and accounts included under the terms of this Agreement, as amended, are separate and distinct from the assets and accounts included under the terms of (i) the Shareholder
Services Agreement dated as of December 1, 2001 as amended November 5th, 2008 and effective as of
January 31, 2005 by and between ING Institutional Plan Services, LLC (the successor entity to Citistreet
LLC) and BlackRock Advisors, LLC (the successor entity to BlackRock Advisors, Inc. and State Street
Research Investment Services, Inc.), ("Service Agreement") and (ii) the Services Agreement-Retirement
Plans, as amended ("Retirement Plans Agreement") dated as of February 2005, as amended, and payments under the terms of this Agreement will exclude assets included under the terms of the Service
Agreement and the Retirement Plans Agreement; provided, however, that to the extent assets included under the terms of the Service Agreement and the Retirement Plans Agreement are moved to accounts covered by this Agreement, terms and payments under this Agreement shall cover these transferred assets.

Any invoices shall only cover time periods for which this Agreement is in effect.

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